Exhibit 5

Our ref	DIC/RBG001.0094
Your ref	-

The Royal Bank of Scotland Group plc
RBS Gogarburn		DUNDAS & WILSON CS LLP
PO Box 1000
Edinburgh		Saltire Court
EH12 1HQ		20 Castle Terrace
Edinburgh EH1 2EN

Tel 0131 228 8000
Fax 0131 228 8888
Legal Pose: LP2, Edinburgh 6

25 June 2009

Dear Sirs

We have acted as Solicitors in Scotland for The Royal Bank of Scotland Group plc (the Company) in connection with the registration under the U.S. Securities Act of 1933, as amended (the Securities Act), of the following Ordinary Shares of 25 pence each of the Company (together the New Ordinary Shares):

1.                                       225,149,724 Ordinary Shares pursuant to the registration statement on Form S-8 (the 2009 Registration Statement) filed under the Securities Act with the Securities and Exchange Commission (SEC) on 25 June 2009 in connection with The Royal Bank of Scotland Group plc 2009 Restricted Share Plan (the 2009 RSP);

2.                                       an additional 103,592,274 Ordinary Shares pursuant to a Post-Effective Amendment No. 1 (Amendment No. 1) to the registration statement on Form S-8 filed under the Securities Act with the SEC on 25 September 2008 in connection with, inter alia, The Royal Bank of Scotland Group plc 2007 Executive Share Option Plan (the 2007 ESOP); and

3.                                       an additional 17,693,892 Ordinary Shares pursuant to Post-Effective Amendment No. 2 (together with Amendment No. 1, the Post-Effective Amendments) to the registration statement on Form S-8 filed with the SEC on 21 December 2005 in connection with, inter alia, The Royal Bank of Scotland Group plc Medium-term Performance Plan (the MPP).

We have examined the 2009 Registration Statement and the Post-Effective Amendments. In addition, we have examined such other documents and have made such further examinations and enquiries as we have deemed necessary to enable us to express the opinions set forth herein. We have assumed that, prior to the issue of the New Ordinary Shares, any requisite increase in the Company’s authorised ordinary share capital and grant of directors’ authority to allot ordinary shares will be effected by means of a resolution or resolutions duly passed by the shareholders of the Company in a general meeting, and that any conditions necessary for such a resolution(s) to take effect will be duly fulfilled.

Based on the foregoing, we are of the opinion that so far as the law of Scotland at the date hereof is concerned:

1                                          The Company is a public limited company duly incorporated and not in liquidation under the laws of Scotland; and

2                                          The New Ordinary Shares, when issued by the Company in accordance with the terms of the 2009 RSP, the 2007 ESOP or the MPP (as the case may be) will, upon the passing of all necessary resolutions and the taking of all necessary corporate action in connection therewith, be duly authorised and validly issued and fully paid, and will not be subject to further call or contribution under the laws of Scotland.

We hereby consent:

(i)                                     to the use of our name in the 2009 Registration Statement and the Post-Effective Amendments in the forms and contexts in which it appears; and

(ii)                                  to the filing of this opinion as an exhibit to the Registration Statement and the Post-Effective Amendments.

In the giving of this consent, we do not admit that we are a category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC.

Yours faithfully

For and on behalf of Dundas & Wilson CS LLP